The Hallwood Group Incorporated

3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/522-9254

FOR IMMEDIATE RELEASE	EXHIBIT 99.1

Contact:	Melvin J. Melle Chief Financial Officer (800)225-0135 (214)528-5588
HALLWOOD GROUP REPORTS RESULTS FOR THE
THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2005
Dallas, Texas, November 14, 2005 — The Hallwood Group Incorporated (AMEX-HWG) today reported results for the third quarter and nine months ended September 30, 2005. For the quarter, net income was $28.9 million, or $18.95 per share, assuming dilution, compared to $28.6 million, or $19.25 per share, in 2004. For the nine months, net income was $25.5 million, or $16.93 per share, assuming dilution, compared to net income of $56.0 million, or $38.06 per share, in 2004.
Continuing operations. Income from continuing operations was $28.9 million, or $18.95 per share, for the 2005 quarter, compared to $803,000, or $0.54 per share, in 2004, on revenue of $30.2 million and $31.3 million, respectively. The 2005 third quarter included a $52.0 million gain from the disposition of its investment in Hallwood Energy III, L.P., one of the Company’s energy affiliates.
Income from continuing operations was $25.5 million, or $16.93 per share, for the 2005 nine months, compared to $16.8 million, or $11.41 per share, in 2004, on revenue of $103.4 million and $98.1 million, respectively.
Discontinued operations. The Company completed the merger and sale of its limited partnership and general partnership interests in Hallwood Realty Partners, L.P. on July 16, 2004. The Company also reclassified operations of its previously managed hotel from continuing operations to discontinued operations.
The 2004 third quarter income from discontinued operations of $27.8 million, or $18.71 per share, included a gain of $27.9 million, net of tax, from the disposition of Hallwood Realty Partners, L.P. The 2004 nine months income from discontinued operations was $39.2 million, net of tax, or $26.65 per share.

Following is a comparison of results for items comprising continuing operations:
Textile products. For the 2005 third quarter, the textile products business segment reported income of $2.6 million on revenue of $30.2 million, compared to income of $4.2 million on revenue of $31.3 million in 2004. For the nine months, income was $9.0 million on revenue of $101.9 million, compared to income of $13.7 million on revenue of $98.1 million in 2004. The declines were principally due to lower gross profit margins, as a result of changes in product mix and increased costs, particularly energy and chemicals.
Other. Other items, consisting principally of the gain on disposition of the Company’s investment in Hallwood Energy III, equity income (loss) from investments in energy affiliates, interest income and expense and other income and expense, resulted in income of $43.7 million for the 2005 quarter and income of $44.3 million for the nine months, compared to income of $528,000 for the 2004 quarter and income of $1.7 million for the nine months, respectively.
Energy investment. In September 2005, the Company invested $9.2 million in a newly formed, private energy affiliate, Hallwood Energy 4, L.P., to acquire, explore and develop oil and gas acreage in the Fayetteville Shale of the Arkoma Basin in eastern Arkansas.
Income taxes (benefit). For the 2005 third quarter, income tax expense relating to continuing operations was $15.9 million, which included a current federal tax expense of $14.9 million, a non-cash, deferred federal tax expense of $678,000 and state tax expense of $377,000. For the 2004 quarter, income tax expense relating to continuing operations was $971,000, which included a current federal tax expense of $25,000 a non-cash, deferred federal tax expense of $413,000 and state tax expense of $533,000.
For the 2005 nine months, income tax expense relating to continuing operations was $17.8 million, which included a current federal tax expense of $15.6 million, a non-cash, deferred federal tax expense of $917,000 and state tax expense of $1.4 million. For the 2004 nine months, the income tax (benefit) relating to continuing operations was ($5.5 million), which included a current federal tax expense of $230,000, a non-cash, deferred federal tax (benefit) of ($7.5 million), and state tax expense of $1.7 million.

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The following table sets forth selected financial information for the three months and nine months ended September 30, 2005 and 2004.
THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenue	$30,239	$31,277	$103,422	$98,072

Income from continuing operations, before income tax	44,884	1,774	43,352	11,263
Income tax expense (benefit)	15,949	971	17,828	(5,518)

Income from continuing operations	28,935	803	25,524	16,781
Income from discontinued operations	—	27,814	—	39,182

Net income	$28,935	$28,617	$25,524	$55,963

PER COMMON SHARE:
BASIC
Income from continuing operations	$19.15	$0.61	$17.93	$12.65
Income from discontinued operations	—	20.97	—	29.54

Net income	$19.15	$21.58	$17.93	$42.19

Weighted average shares outstanding	1,511	1,326	1,423	1,326

ASSUMING DILUTION:
Income from continuing operations	$18.95	$0.54	$16.93	$11.41
Income from discontinued operations	—	18.71	—	26.65

Net income	$18.95	$19.25	$16.93	$38.06

Weighted average shares outstanding	1,527	1,487	1,508	1,471
Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.

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